Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101

Cyanotech Names Jole Deal as Chief Financial Officer

KAILUA KONA, Hawaii (August 17, 2011) —Jole Deal has been appointed as Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Secretary by the Board of Directors of Cyanotech Corporation (Nasdaq Capital Market: CYAN).  She succeeds Deanna Spooner, who resigned.

“We greatly appreciate Deanna’s contributions to building Cyanotech over the last several years and wish her well in the future,” said Brent Bailey, President and CEO of Cyanotech.

“Cyanotech is fortunate to attract an executive of Jole Deal’s caliber as its new CFO. Jole brings extensive experience as a senior financial executive in consumer products and nutritional supplement manufacturing companies as well as a strong public accounting background,” noted Bailey.  “Her strong financial orientation, strategic perspective, integrated systems implementation expertise, ability to secure financing and experience as the CFO of a mid-size consumer products company will help drive Cyanotech’s future growth and strengthen its position as a world leader in microalgae-based products for human health and nutrition.”

Ms. Deal was Chief Financial Officer of Puretek Corporation, a private manufacturer of nutritional supplements, generic pharmaceuticals and beauty care products ($50 million per annum), based in San Fernando, California, from 2009.  Previously she was Divisional Vice President and Controller of Pharmavite LLC, manufacturer/marketer of Nature Made vitamins and dietary supplements ($500 million per annum), based in Northridge, California (a U.S. subsidiary of Otsuka Pharmaceutical Co., Ltd. of Tokyo), for four years, before which she held Pharmavite positions as Director, Sales and Marketing Finance for four years; Director, Financial Planning and Analysis / Manager, Financial Planning & Analysis for eight years; and Manager, Intercompany Projects for three years. Previously, she was Audit Senior at Touche Ross / Deloitte & Touche.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 54 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com